Exhibit 99.1

  Conn's, Inc. Reports Record Earnings for Fourth Quarter and Fiscal Year 2004

    BEAUMONT, Texas--(BUSINESS WIRE)--April 12, 2004--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, home office products, bedding and lawn and garden products, today announced record earnings results for the fourth quarter and year ended January 31, 2004.
    Net income available for common stockholders for the fourth quarter increased 46.5% to $8.2 million compared to $5.6 million for the fourth quarter of last year. Diluted earnings per share available for common stockholders increased 11.8% to $0.38 from $0.34 in the prior year. Total revenues for the quarter ended January 31, 2004 increased 19.4% to $144.0 million compared with $120.6 million for the quarter ended January 31, 2003. This increase in revenue included net sales increases of $22.4 million, or 21.1%, and increases from "Finance charges and other" of $1.0 million, or 6.9%. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 11.7% for the fourth quarter of fiscal 2004. On a pro forma basis, as though all shares issued in the initial public offering were outstanding in both periods for the full period, diluted earnings per share increased 33.3% to $0.36 for the quarter ended January 31, 2004 from $0.27 for the previous period in fiscal 2003.
    Total revenues for the year ended January 31, 2004 increased 12.0% to $499.3 million compared with $446.0 million for the year ended January 31, 2003. This increase in revenue included net sales increases of $51.4 million, or 13.2%, and increases from "Finance charges and other" of $1.9 million, or 3.4%. Same store sales increased 2.6% for the year ended January 31, 2004. Net income available for common stockholders for the year ended January 31, 2004 increased 21.2% to $22.4 million compared to $18.5 million for the same period last year. Diluted earnings per share available for the common stockholder increased 10.9% to $1.22 for the year ended January 31, 2004 from $1.10 in the prior year. On a pro forma basis, as though all shares issued in the initial public offering were outstanding in both periods for the full year, diluted earnings per share increased 15.7% to $1.03 for the year ended January 31, 2004 from $0.89 for the previous fiscal year.
    During the fourth quarter, the Company continued its expansion into the Dallas/Fort Worth metroplex with the opening of one additional store in November, bringing the store count in this market to three as of January 31, 2004. Two additional stores were opened in this market in February and April, bringing the Company's total store count to 47. The Company is in the process of developing additional sites in this market and expects to open an additional three to five new locations in this market in the fiscal year 2005. By the end of January 2005, the Company expects to operate approximately 50 to 52 stores, of which approximately 8 to 10 will be located in the Dallas/Fort Worth metroplex.
    "We are obviously pleased with our performance for the fourth quarter, particularly with the same store sales growth of 11.7%," said Thomas J. Frank, Conn's Chairman and Chief Executive Officer. "We feel that this sales performance certainly illustrates a turn around in our recent same store sales trend. Our emphasis on track sales and our ability to take advantage of new product opportunities in bedding and lawn and garden categories seems to be providing positive results. Our holiday selling season was impressive and we saw progressively higher increases in same store sales in all three months of the quarter."
    As a result of the completion of its initial public offering, the Company paid off all interest bearing debt on its balance sheet in December 2003. The net proceeds of the offering after underwriters' discount and expenses were approximately $58.4 million, of which $51.3 million was used to pay off debt.

    EPS Guidance

    The Company also issued guidance for the first quarter of fiscal year 2005 of earnings per diluted share of approximately $0.30 to $0.32. Guidance issued for the entire 2005 fiscal year included earnings per diluted share of approximately $1.18 to $1.20, an increase of $0.15 to $0.17 per share from the pro forma earnings per share of $1.03 as though all shares issued in the initial public offering were outstanding since February 1, 2003. Comparable store sales increases are still projected in the low to mid single digit range. The quarterly and full year estimate of earnings per diluted share is calculated in accordance with generally accepted accounting principles. Such estimates are most comparable to the pro forma earnings per share information for the prior year that include initial public offering shares as though they were outstanding for the full year ended January 31, 2004.

    Conference Call Information

    Conn's, Inc. will host a conference call and audio webcast Tuesday, April 13, 2004 at 10:00 AM, CST, to discuss financial results for the quarter and year ended January 31, 2004. The webcast will be available at www.conns.com and will be archived for 30 days. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com. Institutional investors can access the call via StreetEvents (www.streetevents.com).

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 46 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma and LCD televisions, camcorders, VCRs, DVD players and home theater products. The Company also sells home office equipment, lawn and garden products and bedding, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers' product needs.
    Unlike many of its competitors, the Company provides in-house credit options for its customers. Historically, it has financed over 56% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity, or the issuer, in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.
    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's current report on Form 8-K filed in connection with this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.




                     CONN'S, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except earnings per share)


                               Three Months Ended      Year Ended
                                   January 31,         January 31,
                               ------------------- -------------------

                                 2003      2004      2003      2004
                               --------- --------- --------- ---------
                                               (unaudited)
Revenues
   Total net                   $106,085  $128,500  $389,497  $440,918
   Finance charges and other     14,501    15,504    56,477    58,392
                               --------- --------- --------- ---------
      Total revenues            120,586   144,004   445,974   499,310
Cost and Expenses
   Cost of goods sold,
    including warehousing and
    occupancy costs              75,621    91,079   272,559   313,637
   Cost of parts sold,
    including warehousing and
    occupancy costs                 979       984     4,397     4,075
   Selling, general and
    administrative expense       31,451    37,614   125,712   135,174
   Provision for bad debts        1,291     1,254     4,125     4,657
                               --------- --------- --------- ---------
      Total cost and expenses   109,342   130,931   406,793   457,543
                               --------- --------- --------- ---------
Operating income                 11,244    13,073    39,181    41,767
Interest expense                  1,758       574     7,236     4,577
                               --------- --------- --------- ---------
Income before income taxes        9,486    12,499    31,943    37,190
Total provision for income
 taxes                            3,346     4,089    11,342    12,850
                               --------- --------- --------- ---------
Net income                        6,140     8,410    20,601    24,340
Less preferred dividends           (533)     (195)   (2,133)   (1,954)
                               --------- --------- --------- ---------
Net income available for common
 stockholders                    $5,607    $8,215   $18,468   $22,386
                               ========= ========= ========= =========
Earnings per share:
   Basic                          $0.34     $0.40     $1.10     $1.26
   Diluted                        $0.34     $0.38     $1.10     $1.22
Average common shares
 outstanding:
   Basic                         16,720    20,744    16,724    17,726
   Diluted                       16,720    21,379    16,724    18,335


                     CONN'S, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                               January 31, January 31,
                                                   2003        2004
                    Assets
Current Assets
Cash and cash equivalents                          $2,448     $12,942
Interest in securitized assets and accounts
    receivable, net                                73,420      93,940
Inventories                                        46,118      53,742
Deferred  income taxes                              4,221       4,148
Prepaid expenses and other assets                   3,473       3,031
                                              ------------ -----------
      Total current assets                        129,680     167,803
Non-current deferred tax assets and other
 costs                                              5,328       4,195
Total property and equipment, net                  38,266      54,825
Goodwill and other                                  8,524       7,937
                                              ------------ -----------
      Total  assets                              $181,798    $234,760
                                              ============ ===========

     Liabilities and Stockholders' Equity
Current Liabilities
Notes payable                                      $7,500          $-
Current portion of long-term debt                   7,928         338
Accounts payable                                   24,501      26,412
Fair value of derivatives                           2,895       1,121
Other current liabilities                          16,872      22,866
                                              ------------ -----------
      Total current liabilities                    59,696      50,737
Long-term debt                                     36,564      14,174
Non-current deferred tax liability and other        1,227       1,288
Fair value of derivatives                           1,642         202
Minority interest in SRDS                               -       1,769
Total stockholders' equity                         82,669     166,590
                                              ------------ -----------
    Total liabilities and stockholders' equity   $181,798    $234,760
                                              ============ ===========

                     CONN'S, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)

                                                       For the Year
                                                     Ended January 31,

                                                        2003     2004

Net cash provided (used) by operating activities     $(1,151) $12,393
                                                     -------- --------

Cash flows from investing activities
Purchase of property and equipment                   (15,070)  (9,401)
Proceeds from sale of property                            14    1,291
                                                     -------- --------
Net cash used by investing activities                (15,056)  (8,110)
                                                     -------- --------

Cash flows from financing activities
Purchase of treasury stock                              (200)       -
Net proceeds from sale or redemption of common and
 preferred stock                                           -   57,300
Net borrowings (payments) under bank credit
 facilities                                           19,529  (46,999)
Debt issuance costs                                     (492)    (213)
Payment of promissory notes                           (1,753)  (4,901)
                                                     -------- --------
Net cash provided (used) by financing activities      17,084    5,187
                                                     -------- --------
Impact on cash of consolidation of SRDS                    -    1,024
                                                     -------- --------
Net change in cash                                       877   10,494
Cash and cash equivalents
Beginning of the year                                  1,571    2,448
                                                     -------- --------
End of the year                                       $2,448  $12,942
                                                     ======== ========



           RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
                     PRO FORMA EARNINGS PER SHARE
               (in thousands, except earnings per share)

                                  Three Months Ended    Year Ended
                                     January 31,        January 31,
                                  ------------------ -----------------

                                    2003      2004    2003     2004
                                  ---------- ------- -------- --------
                                               (unaudited)

Net income available for common
 stockholders                        $5,607  $8,215  $18,468  $22,386
Add preferred dividends                 533     195    2,133    1,954
                                  ---------- ------- -------- --------
Net income                           $6,140  $8,410  $20,601  $24,340
                                  ========== ======= ======== ========

Total shares outstanding pre-IPO     16,720  16,720   16,720   16,720
Shares issued in IPO, including
 over-allotment                       4,622   4,622    4,622    4,622
Conversion of preferred stock into
 common                               1,712   1,712    1,712    1,712
Weighted exercise of options              -       9        -        2
Dilution due to outstanding
 options                                  -     609        -      609
                                  ---------- ------- -------- --------
Pro forma shares outstanding         23,054  23,672   23,054   23,665
                                  ========== ======= ======== ========

Pro forma diluted earnings per
 share                                $0.27   $0.36    $0.89    $1.03
                                  ========== ======= ======== ========

Reconciliation of pro forma shares
 outstanding to presentation
 according to GAAP:
   Pro forma shares outstanding      23,054  23,672   23,054   23,665
   Adjustment since shares were
    not outstanding for the full
    year                             (6,334) (2,293)  (6,330)  (5,330)
                                  ---------- ------- -------- --------
   Weighted diluted outstanding
    shares according to GAAP         16,720  21,379   16,724   18,335
                                  ========== ======= ======== ========



The use of pro forma information is considered necessary to provide the reader with more comparable earnings per share information year over year. As a result of the IPO transaction, the additional shares issued were significant relative to the shares outstanding in the prior year and preferred dividends are no longer accrued or paid. Consequently, the shares outstanding have been adjusted to reflect the IPO transaction as though it took place on February 1, 2002 and preferred dividends have been eliminated in all periods in order to compute earnings per share on a more comparable basis.

    CONTACT: Conn's, Inc., Beaumont
             Thomas J. Frank, 409-832-1696 Ext. 3218